POOL CORPORATION ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS AND
DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (March 3, 2017) - Pool Corporation (NASDAQ/GSM:POOL) announced today that Wilson “Rusty” B. Sexton has notified the Pool Corporation Board of Directors (the Board) that he will be retiring from the Board at the end of his current term. Mr. Sexton has been Chairman and director of Pool Corporation since 1993, and will not be standing for re-election at the Company’s 2017 annual meeting of shareholders in May 2017.

Mr. Sexton started in the pool industry in 1956, and was instrumental in the formation of what is now Pool Corporation in 1993, serving as its Chairman for over 23 years. In addition, he served as CEO from 1999-2001. In recognition of his many years of service, the Board intends to name Mr. Sexton as Chairman Emeritus, effective upon expiration of his current term, at the annual meeting of shareholders.

Additionally, the Company announced that its Board declared a quarterly cash dividend of $0.31 per share. The dividend will be payable on March 29, 2017 to holders of record on March 15, 2017.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2016, POOLCORP operates 344 sales centers in North America, Europe, South America and Australia through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com